UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2005

CMGI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23262	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2005, ModusLink Corporation (“ModusLink”), a wholly owned subsidiary of CMGI, Inc. (“CMGI”), reorganized its international operations by combining its former European operations and Asia-Pacific operations. ModusLink’s Americas operations are not affected by this reorganization. ModusLink’s new international organization, to be called “International Businesses,” will be led by William R. McLennan, who prior to this action was President of Asia-Pacific Operations of ModusLink. As a result of this organizational change, Rudolph J. Westerbos, the President of Europe Operations of ModusLink, will be leaving ModusLink.

In connection with Mr. Westerbos’ departure from ModusLink, on December 14, 2005, Mr. Westerbos entered into a Termination/Amicable Settlement Agreement (the “Settlement Agreement”) with ModusLink Tilburg B.V., CMGI, ModusLink and ModusLink’s direct and indirect subsidiaries (collectively, the “Company”). Under the Settlement Agreement, Mr. Westerbos will remain an employee of the Company until March 1, 2006 and will receive his usual compensation and benefits until such date. Mr. Westerbos agreed to resign from his positions as statutory director and/or officer from the Company no later than December 31, 2005. In addition, the Company agreed to pay Mr. Westerbos 400,000 euro and to pay the U.S. federal income taxes resulting therefrom.

The foregoing description is subject to, and qualified in its entirety by, the Settlement Agreement filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Termination/Amicable Settlement Agreement by and between ModusLink Tilburg B.V., CMGI, Inc., ModusLink Corporation and ModusLink Corporation’s direct and indirect subsidiaries and Rudolph J. Westerbos, dated December 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.

Date: December 19, 2005

By: /s/ Peter L. Gray

        Peter L. Gray

        Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Termination/Amicable Settlement Agreement by and between ModusLink Tilburg B.V., CMGI, Inc., ModusLink Corporation and ModusLink Corporation’s direct and indirect subsidiaries and Rudolph J. Westerbos, dated December 14, 2005.